August 7, 2025

For release:    Immediately
Refer to:    Ashley Hennessey; gentry_ashley_jo@lilly.com; (317) 416-4363 (Media)
Mike Czapar; czapar_michael_c@lilly.com; (317) 617-0983 (Investors)

Lilly reports second-quarter 2025 financial results and raises guidance

•Revenue in Q2 2025 increased 38% to $15.56 billion driven by volume growth from Zepbound and Mounjaro.
•Increased the midpoint of our 2025 full-year revenue guidance by $1.5B to be in the range of $60 billion to $62 billion; reported EPS guidance raised to be in the range of $20.85 to $22.10 and non-GAAP EPS guidance raised to be in the range $21.75 to $23.00
•Pipeline progress included positive results in orforglipron for obesity, Mounjaro SURPASS CVOT for type 2 diabetes and heart disease, and Jaypirca H2H vs Imbruvica in CLL/SLL.
•Q2 2025 EPS increased 92% to $6.29 on a reported basis and increased 61% to $6.31 on a non-GAAP basis, both inclusive of $0.14 of acquired IPR&D charges.
•Business development activity included the completed acquisitions of SiteOne Therapeutics, Inc. and Verve Therapeutics, Inc.

INDIANAPOLIS, August 7, 2025 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the second-quarter of 2025.

“Lilly delivered another quarter of strong performance, achieving 38% year-over-year revenue growth driven by robust sales of Zepbound and Mounjaro and sustained momentum across our key medicines,” said David A. Ricks, Lilly chair and CEO. “Our pipeline continued to advance, highlighted by positive study results in oncology and cardiometabolic health—including Mounjaro’s demonstrated cardio-protective effects in patients with type 2 diabetes and heart disease and strong data for our oral incretin, orforglipron, in obesity. We also expanded manufacturing capacity to meet increasing demand and invested in key R&D initiatives to support our long-term growth.”
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

Financial Results

$ in millions, except per share data	Second-Quarter
	2025	2024	% Change
Revenue	$15,557.7	$11,302.8	38%

Net income – Reported	5,660.5	2,967.0	91%
Earnings per share – Reported	6.29	3.28	92%

Net income – Non-GAAP	5,679.3	3,541.2	60%
Earnings per share – Non-GAAP	6.31	3.92	61%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Second-Quarter Reported Results
In Q2 2025, worldwide revenue was $15.56 billion, an increase of 38% compared with Q2 2024, driven by a 42% increase in volume, partially offset by a 6% decrease due to lower realized prices. Key Products1 revenue grew to $10.40 billion in Q2 2025, led by Zepbound and Mounjaro.

Revenue in the U.S. increased 38% to $10.81 billion, driven by a 46% increase in volume, partially offset by an 8% decrease due to lower realized prices. The increase in U.S. volume and decline in realized prices was driven by Zepbound and Mounjaro.

Revenue outside the U.S. increased 37% to $4.74 billion, driven by a 35% increase in volume and to a lesser extent a 3% favorable impact on foreign exchange rates, partially offset by a 1% decrease due to lower realized prices. The volume increase outside the U.S. was driven primarily by Mounjaro.

Gross margin increased 44% to $13.11 billion in Q2 2025. Gross margin as a percent of revenue was 84.3%, an increase of 3.5 percentage points. The increase in gross margin percent was primarily driven by improved cost of production and favorable product mix, partially offset by lower realized prices.

1 The Company defines Key Products as Ebglyss, Jaypirca, Kisunla, Mounjaro, Omvoh, Verzenio, and Zepbound.

2

In Q2 2025, research and development expenses increased 23% to $3.34 billion, or 21.4% of revenue, driven by continued investments in the company's early and late-stage portfolio.

Marketing, selling and administrative expenses increased 30% to $2.75 billion in Q2 2025, primarily driven by promotional efforts supporting ongoing and future launches.

There were no asset impairment, restructuring and other special charges in Q2 2025. In Q2 2024, there was a charge of $435.0 million, which related to litigation.

The effective tax rate was 16.5% in Q2 2025 compared with 15.6% in Q2 2024. The lower tax rate in Q2 2024 reflects the favorable tax impact of asset impairment, restructuring and other special charges in Q2 2024.

In Q2 2025, net income and earnings per share (EPS) were $5.66 billion and $6.29, respectively, compared with net income of $2.97 billion and EPS of $3.28 in Q2 2024. EPS in Q2 2025 and Q2 2024 both included acquired IPR&D charges of $0.14.

Second-Quarter Non-GAAP Measures
On a non-GAAP basis, Q2 2025 gross margin increased 43% to $13.23 billion. Gross margin as a percent of revenue was 85.0%, an increase of 3.0 percentage points. The increase in gross margin percent was primarily driven by improved cost of production and favorable product mix, partially offset by lower realized prices.

On a non-GAAP basis, Q2 2025 net income and EPS were $5.68 billion and $6.31, respectively, compared with net income of $3.54 billion and EPS of $3.92 in Q2 2024. Non-GAAP EPS in Q2 2025 and Q2 2024 both included acquired IPR&D charges of $0.14.

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For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Second-Quarter
	2025	2024	% Change
Earnings per share (reported)	$6.29	$3.28	92%
Amortization of intangible assets	.11	.12
Asset impairment, restructuring and other special charges	—	.38
Net losses (gains) on investments in equity securities	(.09)	.14
Earnings per share (non-GAAP)	$6.31	$3.92	61%

Acquired IPR&D	.14	.14	—%
Numbers may not add due to rounding

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Selected Revenue Highlights

(Dollars in millions)	Second-Quarter			Year-to-Date
Selected Products	2025	2024	% Change	2025	2024	% Change
Mounjaro	$5,198.9	$3,090.8	68%	$9,040.7	$4,897.4	85%
Zepbound	3,381.4	1,243.2	172%	5,693.3	1,760.6	NM
Verzenio	1,489.3	1,331.9	12%	2,648.2	2,382.2	11%

Total Revenue	15,557.7	11,302.8	38%	28,286.2	20,070.8	41%

NM – not meaningful

Mounjaro
For Q2 2025, worldwide Mounjaro revenue increased 68% to $5.20 billion. U.S. revenue was $3.30 billion, an increase of 37%, reflecting strong demand, partially offset by lower realized prices. Revenue outside the U.S. increased to $1.90 billion compared with $677.2 million in Q2 2024, primarily driven by volume growth, including entry into new markets.

Zepbound
For Q2 2025, U.S. Zepbound revenue increased 172% to $3.38 billion, compared with $1.24 billion in Q2 2024, primarily driven by increased demand, partially offset by lower realized prices.

Verzenio
For Q2 2025, worldwide Verzenio revenue increased 12% to $1.49 billion. U.S. revenue was $929.0 million, an increase of 8%, driven by increased volume. Revenue outside the U.S. was $560.3 million, an increase of 19%, primarily driven by volume growth.

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Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:

Regulatory	Donanemab receives positive opinion from the Committee for Medicinal Products for Human Use (CHMP) in early symptomatic Alzheimer's disease (announcement)
FDA approves updated label for Lilly's Kisunla (donanemab-azbt) with new dosing in early symptomatic Alzheimer's disease (announcement).
FDA approves updated label for Lilly’s Amyvid (florbetapir F 18 injection) to support diagnosis of Alzheimer’s disease in patients (announcement).
Lilly's Kisunla (donanemab) receives marketing authorization in Australia for the treatment of early symptomatic Alzheimer's disease (announcement).
Clinical	Lilly’s oral GLP-1, orforglipron, delivers weight loss of up to an average of 27.3 lbs in first of two pivotal Phase 3 trials in adults with obesity (announcement)
Lilly's Mounjaro (tirzepatide), a GIP/GLP-1 dual agonist, demonstrated cardiovascular protection in landmark head-to-head trial, reinforcing its benefit in patients with type 2 diabetes and heart disease (announcement)
Lilly's Kisunla (donanemab-azbt) showed growing benefit over three years in early symptomatic Alzheimer's disease (announcement)
Lilly's Jaypirca (pirtobrutinib), the first and only approved non-covalent (reversible) BTK inhibitor, met its primary endpoint in a head-to-head Phase 3 trial versus Imbruvica (ibrutinib) in CLL/SLL (announcement)
Lilly's once-weekly insulin efsitora alfa demonstrated A1C reduction and a safety profile consistent with daily insulin in multiple Phase 3 trials (announcement).
Lilly's oral GLP-1, orforglipron, showed compelling efficacy and a safety profile consistent with injectable GLP-1 medicines, in complete Phase 3 results published in The New England Journal of Medicine (announcement).
Lilly presents first clinical data for its investigational, next-generation FRα targeting ADC in platinum-resistant ovarian cancer at the 2025 ASCO Annual Meeting (announcement).
Zepbound (tirzepatide) showed superior weight loss over Wegovy (semaglutide) in complete SURMOUNT-5 results published in The New England Journal of Medicine (announcement).
Other	Lilly to acquire Verve Therapeutics to advance one-time treatments for people with high cardiovascular risk (announcement). Lilly and Verve announce expiration of Verve tender offer (announcement).
Lilly to offer all approved doses of Zepbound (tirzepatide) single-dose vials through LillyDirect Self Pay Pharmacy Solutions (announcement).
Lilly to expand its pain pipeline with acquisition of SiteOne Therapeutics (announcement).
Lilly plans to expand Purdue University collaboration with up to a $250 million investment to accelerate pharmaceutical innovation (announcement).
Lilly announces transitions in executive leadership (announcement).

For information on important public announcements, visit the news section of Lilly's website.

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2025 Financial Guidance
Full year guidance increased to the range of $60.0 billion to $62.0 billion, primarily driven by strong underlying business performance across the portfolio and foreign exchange rates.

The performance margin2 is now expected to be in the range of 42.0% and 43.5% on a reported basis and 43.0% and 44.5% on a non-GAAP basis. Both ratios reflecting the increase in revenue guidance.

Other income (expense) on a reported basis is now expected to be expense in the range of $750 million to $650 million due to a decrease in net losses on investments in equity securities and is still expected to be expense in the range of $700 million to $600 million on a non-GAAP basis.

The 2025 estimated effective tax rate increased from approximately 17% on a reported basis to 19% which reflects an anticipated third quarter charge as a result of recently enacted U.S. tax legislation. The non-GAAP estimated tax rate is still expected to be approximately 17%.

Based on these changes, EPS guidance increased to the range of $20.85 to $22.10 on a reported basis and $21.75 to $23.00 on a non-GAAP basis. The company's updated 2025 financial guidance reflects adjustments shown in the reconciliation table below.

2025 Guidance
Earnings per share (reported)	$20.85 to $22.10
U.S. tax legislation	.38
Amortization of intangible assets	.42
Asset impairment, restructuring, and other special charges	.03
Net losses on investments in equity securities	.05
Earnings per share (non-GAAP)	$21.75 to $23.00
Numbers may not add due to rounding

2 The Company defines performance margin as gross margin less R&D, Marketing, Selling, and Administrative and Asset Impairment, Restructuring and Other Charges divided by Revenue.

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The following table summarizes the company's updated 2025 financial guidance:

	Prior	Updated(1) (2) (3)

Revenue	$58.0 to $61.0 billion	$60.0 to $62.0 billion

Performance Margin(4)
(reported)	40.5% to 42.5%	42.0% to 43.5%
(non-GAAP)	41.5% to 43.5%	43.0% to 44.5%

Other Income/(Expense) (reported)	($850) to ($750) million	($750) to ($650) million
Other Income/(Expense) (non-GAAP)	($700) to ($600) million	Unchanged

Tax Rate (reported)	Approx. 17%	Approx. 19%
Tax Rate (non-GAAP)	Approx. 17%	Unchanged

Earnings per Share (reported)	$20.17 to $21.67	$20.85 to $22.10
Earnings per Share (non-GAAP)	$20.78 to $22.28	$21.75 to $23.00

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) Guidance includes acquired IPR&D charges through Q2 2025 of $1.73 billion or $1.86 on a per share basis. Guidance does not include acquired IPR&D either incurred, or expected to be incurred, after Q2 2025.

(3) This guidance is based on the existing tariffs as of August 7, 2025, and does not reflect any policy shifts, including pharmaceutical sector tariffs, that could impact business.
(4) The Company defines performance margin as gross margin less R&D, Marketing, Selling, and Administrative, and Asset Impairment, Restructuring and Other Charges divided by revenue.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q2 2025 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 8:30 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2025 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release and the related attachments contain management's intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "plan", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private actors affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's or competitive products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and a consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations, which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates, changes in interest rates and inflation or deflation; significant and sudden declines or volatility in the trading price of the company's common stock and market capitalization; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory oversight and actions regarding the company's operations and products; regulatory compliance problems or government investigations; risks from the proliferation of counterfeit, misbranded, adulterated or illegally compounded products; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements contained in this press release and the related attachments, which, except as otherwise noted, speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements contained in this press release and the related attachments to reflect events or circumstances after the date of this release.

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Website Information

The information contained on, or that may be accessed through, our website or any third-party website is not incorporated by reference into, and is not a part of, this earnings release.

Trademarks and Trade Names

All trademarks or trade names referred to in this press release are the property of the company, or, to the extent trademarks or trade names belonging to other companies are references in this press release, the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the company or, to the extent applicable, their respective owners will not assert, to the fullest extent under applicable law, the company's or their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Chg.	2025	2024	% Chg.

Revenue	$15,557.7	$11,302.8	38%	$28,286.2	$20,070.8	41%

Cost of sales	2,447.8	2,170.2	13%	4,672.0	3,843.7	22%
Research and development	3,336.1	2,711.2	23%	6,069.8	5,234.0	16%
Marketing, selling and administrative	2,753.0	2,117.3	30%	5,221.8	4,069.5	28%
Acquired IPR&D	153.8	154.3	0%	1,725.5	264.8	NM
Asset impairment, restructuring and other special charges	—	435.0	(100)%	35.0	435.0	(92)%
Operating income	6,867.0	3,714.8	85%	10,562.1	6,223.8	70%

Net interest income (expense)	(209.0)	(146.3)		(404.4)	(280.1)
Net other income (expense)	118.4	(51.3)		74.8	109.6
Other income (expense)	(90.6)	(197.6)	(54)%	(329.6)	(170.5)	93%

Income before income taxes	6,776.4	3,517.2	93%	10,232.5	6,053.3	69%
Income tax expense	1,115.9	550.2	103%	1,812.7	843.4	115%

Net income	$5,660.5	$2,967.0	91%	$8,419.8	$5,209.9	62%

Earnings per share - diluted	$6.29	$3.28	92%	$9.35	$5.76	62%

Dividends paid per share	$1.50	$1.30	15%	$3.00	$2.60	15%
Weighted-average shares outstanding (thousands) - diluted	899,793	904,248		900,199	904,025
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data and numbers may not add due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross Margin - As Reported	$13,109.9	$9,132.6	$23,614.2	$16,227.1

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(1)	121.8	139.1	244.8	278.2

Gross Margin - Non-GAAP	$13,231.7	$9,271.7	$23,859.0	$16,505.3

Gross Margin as a percent of revenue - As Reported	84.3%	80.8%	83.5%	80.8%
Gross Margin as a percent of revenue - Non-GAAP(2)	85.0%	82.0%	84.3%	82.2%

1.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income - Reported	$5,660.5	$2,967.0	$8,419.8	$5,209.9

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(1)	121.8	139.1	244.8	278.2
Asset impairment, restructuring and other special charges(2)	—	435.0	35.0	435.0
Net (gains) losses on investments in equity securities (Other income/expense)	(98.4)	147.7	53.6	124.3
Corresponding tax effects (Income taxes)	(4.6)	(147.6)	(69.5)	(170.9)

Net income - Non-GAAP	$5,679.3	$3,541.2	$8,683.7	$5,876.5

Effective tax rate - Reported	16.5%	15.6%	17.7%	13.9%
Effective tax rate - Non-GAAP(3)	16.5%	16.5%	17.8%	14.7%
Earnings per share (diluted) - Reported	$6.29	$3.28	$9.35	$5.76
Earnings per share (diluted) - Non-GAAP	$6.31	$3.92	$9.65	$6.50

1.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. For the three and six months ended June 30, 2024, excluded charges related to litigation.
3. Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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